Exhibit 5.2

WOODBURN AND WEDGE Attorneys and Counselors At Law Sierra Plaza 6100 Neil Road, Suite 500 Reno, Nevada 89511-1149 Telephone (775) 688-3000 Facsimile (775) 688-3088

Shawn G. Pearson

E-MAIL: spearson@woodburnandwedge.com

DIRECT DIAL: (775) 688-3017

August 14, 2017

DXC TECHNOLOGY COMPANY

1775 Tysons Boulevard

Tysons, Virginia 22102

Re: DXC	Technology Company—Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Nevada counsel to DXC Technology Company, a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) which is being filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about August 14, 2017, under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Registration Statement, the Company intends to register debt securities of the Company, in one or more series, consisting of notes, debentures or other evidences of indebtedness (the “Debt Securities”), pursuant to an indenture, dated as of March 27, 2017 (the “Original Indenture”) among the Company and U.S. Bank National Association, as trustee (the “Trustee”), as amended (as may be amended or supplemented from time to time, the “Indenture”). This opinion is issued at your request.

We have examined executed originals or copies of the following documents:

A.	the Registration Statement;
B.	the Indenture;
C.	a certificate, dated August 14, 2017, from an officer of the Company as to certain factual matters, including, the incumbency of the officers of the Company (the “Officer’s Certificate”);
D.	the Articles of Incorporation and Bylaws of the Company, as amended to date;
E.	Resolutions of the board of directors and of the audit committee of the board of directors of the Company, including those resolutions adopted relating to matters covered by this opinion; and
F.	A good standing certificate from the Secretary of State of the State of Nevada, dated August 8, 2017, with respect to the good standing of the Company as a corporation incorporated under the laws of the State of Nevada.

The documents and agreements set forth in paragraphs A and B are collectively referred to herein as the “Transaction Documents.”

We have examined and relied upon such other instruments and documents and taken such other and further actions as we have deemed necessary or appropriate for the opinions expressed herein. We have assumed, without independent verification, (i) the genuineness of all signatures, (ii) the accuracy, completeness and authenticity of all documents and records submitted to us as originals and the conformity with the originals of all documents and records submitted to us as certified, conformed or photostatic copies and (iii) the truth, accuracy and completeness of the factual matters contained in the representations and warranties set forth in the Transaction Documents. For purposes of our review of such matters set forth in Paragraphs D and E above, and as a qualification and limitation to the opinions set forth herein, we have, with your consent, relied solely upon communications and affirmations from and on behalf of the Company providing that there have been no changes, amendments or alterations to the documents referenced in such paragraphs which would negate the opinions set forth herein.

We assume: (a) that the Board of Directors of the Company duly authorizes by proper corporate action the terms and issuance of the Debt Securities, (b) the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “TIA”), with respect to the Debt Securities (c) the Registration Statement will be declared effective under the Securities Act and there are no stop orders, and (d) the due execution, authentication, issuance and delivery of the Debt Securities by the Company upon payment of the consideration therefor as provided in the applicable purchase, underwriting or similar agreements duly approved by the requisite corporate action by the Company and otherwise, if applicable, in accordance with the provisions of the Indenture governing the Debt Securities.

We note that the Indenture provides that it shall be governed by and construed in accordance with the laws of the State of New York. Accordingly, we assume that the Indenture is enforceable under the laws of the State of New York.

Based on the foregoing examinations and assumptions, and subject to the qualifications and limitations contained herein it is our opinion that as of the date hereof:

1.	The Company has been duly incorporated, is validly existing and, based solely on the good standing certificate, in good standing under the laws of the State of Nevada.

2.	The Debt Securities will be validly issued and constitute the legal, valid and binding obligations of the Company, to the extent that Nevada law governs such issues, when:

a.	the Debt Securities are specifically authorized for issuance by action, resolutions or consent duly adopted by the Board of Directors and, to the extent required, the stockholders of the Company (“Debt Authorizing Resolutions”) approving the pricing, terms and conditions of the issuance and sale of the Debt Securities;

b.	the Debt Securities are issued and delivered in accordance with (i) the provisions of the Indenture, including delivery of an officer’s certificate or supplemental indenture, the due authentication of the Debt Securities by the Trustee and the execution and delivery by the Company and the Trustee of all requisite documentation pursuant to the Indenture, (ii) the Company’s Articles of Incorporation and Bylaws, (iii) the Debt Authorizing Resolutions and (iv) the Registration Statement;

c.	compliance with the Securities Act and the TIA and action of the Commission permitting the Registration Statement to become effective; and

d.	the Company has received the consideration provided for in the applicable Debt Authorizing Resolutions.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions expressed herein are limited to, the laws of the State of Nevada. We express no opinion with respect to the laws of any other jurisdiction.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur that could affect the opinions contained herein.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

WOODBURN AND WEDGE

By:	/s/ Shawn G. Pearson
Shawn G. Pearson